Exhibit 10.6
LIMITED EXCLUSIVE
SUBLICENSE AGREEMENT
For
DIELECTRIC WALL ACCELERATOR TECHNOLOGY
Between
TOMOTHERAPY INCORPORATED
And
COMPACT PARTICLE ACCELERATION CORPORATION
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

1. BACKGROUND	1
2. DEFINITIONS	2
3. LICENSE GRANT	8
4. SUBLICENSING RIGHTS AND OBLIGATIONS	9
5. FEES, ROYALTIES, AND PAYMENTS	9
6. DUE DILIGENCE	12
7. ROYALTY AND PROGRESS REPORTS	14
8. BOOKS AND RECORDS	16
9. LIFE OF THE AGREEMENT	17
10 TERMINATION	18
11. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION	18
12. PATENT PROSECUTION AND MAINTENANCE	19
13. PATENT INFRINGEMENT	21
14. USE OF NAMES AND TRADEMARKS	22
15. LIMITED WARRANTY	22
16. INDEMNIFICATION	23
17. INSURANCE	24
18. WAIVER	25
19. ASSIGNABILITY	26
20. LATE PAYMENTS	26
21. NOTICES	26
22. GOVERNING LAWS; VENUE; ATTORNEYS FEES	27
23. PATENT MARKING	27
24. GOVERNMENT APPROVAL OR REGISTRATION	28
25. COMPLIANCE WITH LAWS	28
26. FORCE MAJEURE	29
27. UNITED STATES PREFERENCE	29
28. PROPRIETARY INFORMATION	29
29. MISCELLANEOUS	30
EXHIBIT A — LICENSED PATENTS	32
EXHIBIT B — RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS	35
EXHIBIT C — FEES AND ROYALTIES	40
EXHIBIT D — SCHEDULE	43

i

LIMITED EXCLUSIVE SUBLICENSE AGREEMENT
For DIELECTRIC WALL ACCELERATOR
This sublicense agreement (“Agreement”) is effective on April 25, 2008 (the “Effective Date”) by and between TomoTherapy, Incorporated (“TomoTherapy”) under its exclusive license with Lawrence Livermore National Security, LLC as amended (“LLNS”), and Compact Particle Acceleration Corporation (“LICENSEE”). TomoTherapy and LICENSEE are referred to jointly as “Parties.” This Agreement and the resulting license are subject to overriding obligations to the Federal Government pursuant to the provisions of TomoTherapy’s exclusive license agreement with LLNS and LLNS’s Contract No. DE-AC52-07NA27344 with the DOE for the operation of the Lawrence Livermore National Laboratory (“LLNL”).
1.	BACKGROUND

1.1	Certain inventions characterized as Dielectric Wall Accelerator (“DWA”) technology (“Invention”) described in LLNL patent applications and patents listed in Exhibit A (LICENSED PATENTS) were made at LLNL, are covered by Patent Rights as defined in Article 2 (DEFINITIONS), and are subject to an exclusive license between TomoTherapy and LLNS, as amended (“Underlying License”).

1.2	The U.S. Government has previously been granted a nontransferable, paid-up, nonexclusive, irrevocable license to use the Invention by, or on behalf of, the U.S. Government throughout the world.

1.3	TomoTherapy and LLNL have been parties to a cooperative research and development agreement referred to hereafter as the “CRADA” Agreement No. TC02109.0 as amended, for purposes of developing a Particle and Radiotherapy System based on LLNL’s DWA technology. Concurrent with the execution of this Agreement, the CRADA shall transfer from TomoTherapy to LICENSEE pursuant to a separate Transfer Agreement by and among LICENSEE, TomoTherapy and LLNL.

1.4	LICENSEE is interested in acquiring certain rights to those patents and patent applications listed in Exhibit A (LICENSED PATENTS) of this Agreement, and any additional patents, patent applications, and copyrightable works that are either added as a result of expansion of the fields of use or are developed under the Statement of Work of the CRADA and by the LLNL DWA team on related projects that would be useful for the development, manufacture, and use of the technology. TomoTherapy is willing to grant such rights under the terms set forth herein, with the understanding that TomoTherapy’s ability to amend the terms and conditions are subject always to LLNS’ agreement and incorporation of any amendments or modifications in the Underlying License.

1.5	The Parties intend that royalties due under this Agreement will be calculated and paid on Sales of the Licensed Products or Licensed Services by LICENSEE.

1.6	LICENSEE recognizes the need to practice due diligence in the development of Licensed Patents in accordance with the Agreement’s terms and conditions to maintain the sublicense and to acquire rights to additional fields of use. In addition, both Parties acknowledge that the U.S. Government has certain march-in rights in accordance with 48 CFR 27.304-1 (g) and 15 USC 3710a(b)(1)(B) and (C).

1.7	As of the Effective Date, TomoTherapy has no knowledge of any pending or threatened claim related to the Licensed Patents or the Licensed Method, and it has not granted to any third party any license, option, or other right that conflicts with, or could conflict with, if exercised, the license, options, and other rights granted by it under this Agreement.
THEREFORE, the Parties agree as follows:
2.	DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, will have the following meanings:

2.1	“Affiliate” of LICENSEE means any entity which, directly or indirectly, Controls LICENSEE, is Controlled by LICENSEE, or is under common Control with LICENSEE. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate, (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors, or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law. LICENSEE does not include “Affiliate.”

2.2	“Field of Use” is the applications or uses defined in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

2.3	“Joint Venture” means any separate legal entity established pursuant to an agreement between a third party and LICENSEE and/or sublicensee to constitute a vehicle for a joint effort, in which the separate entity manufactures, uses, purchases, Sells, or acquires Licensed Products from LICENSEE. LICENSEE does not include “Joint Venture.”

2.4	“Licensed Method” means any process or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights.

2.5	“Licensed Patents” means:
2.5.1	U.S. patents and U.S. patent applications specified in Exhibit A (LICENSED PATENTS), and U.S. patents resulting from these applications, continuations of these applications, divisionals, and continuation-in-part applications resulting from these applications only to the extent, however, that Valid Claims in the continuation-in-part applications are entirely supported in the specification and entitled to the priority date of the parent application;

2.5.2	reissues of 2.5.1.

2.5.3	foreign patent applications filed under Article 12 (PATENT PROSECUTION AND MAINTENANCE) and patents resulting from these applications, continuations of these applications, divisionals, and continuation-in-part applications only to the extent, however, that Valid Claims in the continuation-in-part are entirely supported in the specification and entitled to the priority date of the patent application; provided LICENSEE has not breached any obligation to pay foreign fees set forth in this Agreement.

2.6	“Licensed Product” means all kits, compositions of matter, materials, articles of manufacture, and products the manufacture, use, Sale, offer for Sale, or import of which, but for the license granted in this Agreement, would infringe, or contribute to or induce the infringement of any Patent Rights, or would require the performance of the Licensed Method.

2.7	“Licensed Service” means the use of Licensed Products or Licensed Method to provide a service. Neither Licensed Service nor Licensed Method includes the maintenance or servicing of a Licensed Product.

2.8	“Net Invoice Price” means the gross invoice selling price by the ultimate seller (whether LICENSEE or a sublicensee) for the Sale of a Licensed Product or Licensed Service, less the following items, but only to the extent that they actually pertain to the Sale of such Licensed Product or Licensed Service:
2.8.1	Allowances actually granted to customers for rejections, returns, and prompt payment and volume discounts (in amounts customary to the trade);

2.8.2	Freight, transport packing, insurance charges associated with transportation; and

2.8.3	Taxes (including without limitation, sales and use taxes), tariffs or import/export duties based on Sales when included in the gross invoice price, but not value-added taxes or taxes assessed on income derived from Sales.
2.9	“Net Sale” means the Net Invoice Price, except in the instances described in Subparagraphs (2.9.1), (2.9.2), (2.9.3) and (2.9.4) of this Paragraph.
2.9.1	For any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales will be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser resells such Licensed Product or Licensed Service;

2.9.2	In those instances where Licensed Product or Licensed Service is not Sold, but is otherwise exploited, the Net Sales for such Licensed Product or Licensed Service will be the Net Invoice Price of products or services of similar kind and quality, Sold in similar quantities, currently being offered for Sale by LICENSEE and/or any sublicensee. Where such products or services are not currently Sold or offered for Sale by LICENSEE and any sublicensees, or others, then the Net Sales will be LICENSEE’s and/or any sublicensee’s cost of manufacture of Licensed Product or the cost of conducting the service, determined by LICENSEE’s and/or any sublicensee’s customary accounting procedures, plus LICENSEE’s average gross margin less any amounts attributable to the items set forth in Paragraphs 2.8.1 through 2.8.3 above;

2.9.3	In those instances where LICENSEE or a sublicensee acquires and subsequently Sells Licensed Product or Licensed Service previously Sold to which an earned royalty accrued hereunder, Net Sales will mean the Net Invoice Price upon Sale of such Licensed Product or Licensed Service, as applicable, by LICENSEE or the sublicensee, less the Net Invoice Price of the immediately preceding Sale to LICENSEE or such sublicensee.

2.9.4	In those instances where LICENSEE or a sublicensee leases Licensed Products or otherwise provides Licensed Products or Licensed Services to a third party for consideration paid over a period of time, Net Sales will mean the Net Invoice Price of each such discrete payment actually made by the third party to LICENSEE, less any amounts attributable to the items set forth in Paragraphs 2.8.1 through 2.8.3 above.
2.10	“New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are: (a) not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application; and (b) not otherwise commercially valuable to LICENSEE’s commercialization of the Licensed Patents within the Field of Use.

2.11	“Patent Rights” means the Valid Claims of Licensed Patents to the extent licensed to TomoTherapy by LLNS. This definition of Patent Rights excludes any rights in and to New Developments.

2.12	“Related Party” means a corporation, firm or other entity with which, or individual with whom, LICENSEE and or any sublicensee (or any of their respective stockholders, subsidiaries or Affiliates) have an agreement, understanding, or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, special discounts, rebates, or allowances) which is entirely unrelated to the Sale or exploitation of the Licensed Products or Licensed Services without which such other agreement, understanding, or arrangement, the amounts, if any, charged by LICENSEE or sublicensee to such entity or individual for the Licensed Product or Licensed Service would be higher than the Net Invoice Price actually received.

2.13	“Relationship-Influenced Sale” means a Sale of a Licensed Product, or any exploitation of the Licensed Product or Licensed Method, by LICENSEE and/or any sublicensee to (i) an Affiliate; (ii) a Joint Venture; or (iii) a Related Party.

2.14	“Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product or Licensed Service in a Relationship-Influenced Sale.

2.15	“Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale. It shall not be deemed a Sale under this Agreement for LICENSEE to transfer any Licensed Products to a customer, where the customer utilized the Licensed Products predominantly for research purposes and LICENSEE receives for such Licensed Products an amount equal to or less than LICENSEE’s actual cost to manufacture such Licensed Products.

2.16	“Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2.17	“Medical Field of Use” means medical applications of all types, including without limitation both human and animal diagnostics and therapeutic applications and all research uses designed to lead to such applications.

2.18	“Particle and Radiotherapy Field of Use” means the medical use of x-rays, protons, and light and heavy ion charged particles in therapeutic applications.

2.19	“Commercial DWA Field of Use” means all commercial applications, both medical and industrial, but excludes National Security DWA Field of Use. Commercial DWA includes but is not limited to the Medical Field of Use, the Particle and Radiotherapy Field of Use, isotope generation, radiology, radiography, and other applications where particle accelerators are commercially used other than in the National Security DWA Field of Use.

2.20	“National Security DWA Field of Use” means the use of DWA for applications in fulfillment of the national security mission of the United States. Such applications include, but are not limited to, flash x-ray radiography, compact neutron sources and other applications where compact accelerators are strategically used for the fulfillment of the national security mission.

2.21	“Category 1 Patents” means patents resulting from patent applications and records of invention in the Field of Use that were generated by the LLNL DWA team and in existence prior to the effective date of the Underlying License.

2.22	“Category 2 Patents” means patents resulting from patent applications and records of invention in the Field of Use that were generated by the LLNL DWA team during the course of the CRADA, but funded by parties other than TomoTherapy or LICENSEE. LICENSEE understands that since Category 2 Patents are generated by funds from parties other than TomoTherapy or LICENSEE, access to Category 2 Patents entails the possibility of additional license fees due at the time that Category 2 Patents may be added to this Agreement by amendment, such additional license fees being subject to the limitations described in this Agreement.

2.23	“Category 3 Patents” means patents resulting from patent applications and records of invention generated by the LLNL DWA team since the effective date of the Underlying License and during the course of the CRADA in the Field of Use funded by TomoTherapy or LICENSEE.

2.24	“First Commercial Acceptance” means the first sign-off of an acceptance of a Licensed Product by a customer of LICENSEE or a sublicensee that is not an Affiliate.

3.	LICENSE GRANT

3.1	The license rights granted to LICENSEE by TomoTherapy are set forth in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

3.2	The license granted hereunder will be subject to the overriding obligations to the U.S. Government including those set forth in 35 U.S.C. §200-212 and applicable governmental implementing regulations and the obligation to report on utilization of the Invention set forth in 37 CFR §401.14(h).

3.3	Should TomoTherapy choose to exercise its option to purchase certain shares held by shareholders of LICENSEE pursuant to the terms of the Shareholder Agreement entered into by and among LICENSEE, TomoTherapy and other holders of all Series A Common Stock, and the holder of Series B Common Stock (hereinafter referred to as the “Shareholder Agreement”), the license rights granted to LICENSEE for the Medical Field of Use and/or the Particle and Radiotherapy Field of Use shall automatically revert to TomoTherapy at the exercise of the Call Right as that term is defined in the Shareholder Agreement (“Reversion Date”). TomoTherapy shall then assume all rights and responsibilities related to the Medical Field of Use and/or the Particle and Radiotherapy Field of Use incurred or required to be paid after the Reversion Date, including but not limited to: (i) responsibility for all of LICENSEE’s costs as set forth in Paragraph 12 of this Agreement for Licensed Patents; (ii) all milestone and royalty payments as set forth in Paragraph 6 of this Agreement; and (iii) any sublicensing rights and obligations as set forth in Paragraph 4 of this Agreement. To the extent Licensed Patents are or may be useful for fields of use other than the Medical Field of Use and/or the Particle and Radiotherapy Field of Use, TomoTherapy shall share patent prosecution costs incurred after the Reversion Date equally with LICENSEE.

4.	SUBLICENSING RIGHTS AND OBLIGATIONS

4.1	The sublicensing rights granted to LICENSEE by TomoTherapy are set forth in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), Paragraph B.2 (Sublicensing Rights).

4.2	LICENSEE must include in any sublicense all the rights and obligations set forth in Paragraphs 1.6 and 3.2 of this Agreement.

4.3	LICENSEE must require sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions of this Agreement, and LICENSEE will collect and deliver to TomoTherapy all such reports due from sublicensees.

4.4	LICENSEE must include in all sublicenses the notice that upon termination of this Agreement or the Underlying License for any reason, either TomoTherapy or LLNS, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to TomoTherapy or LLNS.

4.5	LICENSEE will notify TomoTherapy of each sublicense granted hereunder and provide TomoTherapy with a complete copy of each executed sublicense within thirty (30) days of issuance of the sublicense.

4.6	Consideration owed to TomoTherapy will be paid to TomoTherapy on or before the due date of the royalty report applicable to the quarter in which consideration was finally due and owing to LICENSEE under the sublicense. LICENSEE will collect from the sublicensees and will pay to TomoTherapy all fees, royalties, and the cash equivalent of any consideration due TomoTherapy.

5.	FEES, ROYALTIES, AND PAYMENTS

5.1	Fees and royalties due on Net Sales of Licensed Products or Licensed Services will be as specified in this Article 5, Exhibit C (FEES AND ROYALTIES), and Article 7 (ROYALTY AND PROGRESS REPORTS) of this Agreement.

5.2	As partial consideration for the rights granted to LICENSEE, LICENSEE will pay to TomoTherapy milestone payments as set forth in Exhibit C.

5.3	As partial consideration for all the rights granted to LICENSEE, LICENSEE will pay TomoTherapy minimum annual royalties as set forth in Exhibit C.

5.4	As partial consideration for all the rights granted to LICENSEE, LICENSEE will pay to TomoTherapy earned royalties at the rate set forth in Exhibit C.

5.5	Earned royalties shall accrue when LICENSEE receives payment for Licensed Products or Licensed Services, or if no such payment is to be received, when such Licensed Products or Licensed Services are delivered in a manner constituting a Net Sale as defined in Article 2 (DEFINITIONS), Paragraph 2.9, and no further deliverables are due to the customer by LICENSEE or sublicensee.

5.6	Payment for earned royalties will include all royalties accrued up to the last day of the most recently completed calendar quarter, and such payment shall be made on the dates specified below:

February 28 for the calendar quarter ending December 31;

May 31 for the calendar quarter ending March 31;

August 31 for the calendar quarter ending June 30; and

November 30 for the calendar quarter ending September 30.

5.7	All consideration due TomoTherapy shall be payable in United States dollars. When Licensed Products or Licensed Services are sold for monies other than United States dollars, earned royalties will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the one actually used by LICENSEE to record such sale on its financial statements.

5.8	Earned royalties on Sales of Licensed Products or Licensed Services occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 2.9 (Net Invoice Price). LICENSEE also will be responsible for all bank transfer charges.

5.9	Notwithstanding the provisions of Article 26 (FORCE MAJEURE), if at any time legal restrictions prevent prompt remittance of any earned royalties or other consideration owed to TomoTherapy by LICENSEE with respect to any country where a sublicense is issued or a Licensed Product or Licensed Service is Sold, then LICENSEE will convert the amount owed to TomoTherapy into United States dollars and will pay TomoTherapy directly from another source of funds in order to remit the entire amount owed to TomoTherapy. Notwithstanding the previous sentence, if LICENSEE is prohibited itself by such legal restrictions from collecting the Net Invoice Price for the sale of any Licensed Product or Licensed Service or any royalty or fee from a sublicense, LICENSEE shall not be obligated to convert such amount owed, but rather will send written notice to TomoTherapy of such legal restrictions and of the amount owed. Upon removal of such legal restrictions, LICENSEE will convert said amount owed to TomoTherapy into United States dollars and will remit the entire amount owed to TomoTherapy.

5.10	No earned royalties will be collected or paid hereunder to TomoTherapy on Licensed Products or Licensed Services Sold to the account of the U.S. Government. LICENSEE and its sublicensee will reduce the amount charged for Licensed Products or Licensed Services Sold to the U.S. Government by an amount equal to the royalty for such Licensed Products or Licensed Services otherwise due TomoTherapy. LICENSEE will provide TomoTherapy with U.S. Government contract numbers and a written statement by LICENSEE’s contracting officer that Sale of Licensed Products to the U.S. Government were reduced by the amount of royalty due TomoTherapy.

5.11	If TomoTherapy must pursue legal means to obtain payments owed by LICENSEE, LICENSEE will pay TomoTherapy for all reasonable legal costs and any other related costs expended by TomoTherapy to collect payments owed by LICENSEE.

5.12	In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct there from will cease as of the date of such final decision. LICENSEE will not, however, be relieved from paying any royalties that accrued before such final decision and LICENSEE will be obligated to pay the full amount of royalties due hereunder to the extent that TomoTherapy licenses one or more Valid Claims within the Patent Rights to LICENSEE with respect to Licensed Products or Licensed Services.

6.	DUE DILIGENCE

6.1	LICENSEE, upon execution of this Agreement, will use all commercially reasonable efforts to diligently proceed with the development, manufacture, and Sale of Licensed Products and Licensed Services and use of Licensed Methods, and will use all commercially reasonable efforts to earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefore.

6.2	LICENSEE will meet the specific performance obligations and milestones specified in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), in accordance with the terms and conditions therein (including, without limitation, the cure periods and potential modifications to such time periods therein). If LICENSEE is unable to meet such milestones in accordance with Exhibit B, the Parties will use all reasonable efforts to negotiate a new schedule and the conditions for continuation of a limited exclusive sublicense, subject always to TomoTherapy’s ability to negotiate a new schedule and conditions with LLNS under the Underlying License.
6.2.1	If the missed milestone occurs before [ * ] the Parties will agree on a new schedule.

6.2.2	If the missed milestone occurs on or after [ * ] and before [ * ] and the Parties are unable to reach agreement on a new schedule,

TomoTherapy will have the right to convert the limited exclusive license for Licensed Patents to a nonexclusive license.

6.2.3	If the missed milestone occurs on or after [ * ] TomoTherapy will have the right and option to: (a) convert the limited exclusive license for Licensed Patents to a nonexclusive license; or (b) terminate this Agreement per Article 10 (TERMINATION), Paragraph 10.1 (Termination by TomoTherapy), subject to the provisions described in Article 11 (DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION).
6.3	LICENSEE will comply with all applicable governmental laws and obtain all necessary governmental approvals in each country where Licensed Products or Licensed Services are manufactured, used, Sold, imported, or offered for Sale.

6.4	TomoTherapy will notify LICENSEE if TomoTherapy is approached by a third party seeking a license to make, use, or sell the Invention or the Licensed Products in LICENSEE’s Field of Use because commercial demand is not then being met. LICENSEE will negotiate in good faith with that third party to grant a sublicense for any Licensed Patents in the market for which LICENSEE and existing sublicensees are not meeting commercial demand. The determination to grant a sublicense may be based on LICENSEE‘s business interests, and may be granted or denied in LICENSEE’s reasonable business judgment, provided, however, that LICENSEE provides TomoTherapy with a justification (which shall be treated as Proprietary Information) for denying any such sublicense.

6.5	During the term of this Agreement, LICENSEE will conduct normal, continuous business operations. If LICENSEE seeks protection under any United States bankruptcy proceedings during the term of this Agreement, LICENSEE will notify TomoTherapy in writing no later than seventy-two (72) hours after the bankruptcy filing. Upon filing bankruptcy, the license terminates at TomoTherapy’s option as stated in Article 9 (LIFE OF THE AGREEMENT), Paragraph 9.2.
6.6	To exercise either the right to terminate this Agreement or to reduce the exclusive licenses granted to LICENSEE to nonexclusive licenses for lack of diligence required in this Article 6, TomoTherapy will give LICENSEE written notice, setting forth specific details as to the nature of the alleged deficiency. LICENSEE thereafter has sixty (60) days to cure the deficiency. If TomoTherapy has not received written tangible evidence satisfactory to TomoTherapy that the deficiency has been cured by the end of the sixty- (60) day period, then TomoTherapy may, at its option, terminate this Agreement immediately without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 10.1 or reduce the exclusive licenses granted to LICENSEE to nonexclusive licenses by giving written notice to LICENSEE.

7.	ROYALTY AND PROGRESS REPORTS

7.1	LICENSEE will submit to TomoTherapy an annual progress report as described in Paragraph 7.2 below covering activities by LICENSEE and its sublicensees related to the development and testing of all Licensed Products and Licensed Services. Such progress report will be signed by LICENSEE’s General Manager or his/her designee attesting to the accuracy of the information in the report. If LICENSEE fails to submit a timely progress report to TomoTherapy, TomoTherapy will be entitled to terminate this Agreement in accordance with the material breach provision set forth in Paragraph 10.1. If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination.

7.2	The progress reports submitted under Paragraph 7.1 above will include, but not be limited to, a reasonably detailed summary of the following topics:
•	Summary of work completed toward commercialization of Licensed Patents;

•	Schedule of anticipated events or milestones, including status of those events or milestones. Should LICENSEE wish to change the schedule of events or milestones specified in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), LICENSEE must request advance written approval from TomoTherapy;

•	A financial statement showing the investments made in the commercialization effort to date;

•	Anticipated and actual market introduction dates of each Licensed Product or Licensed Service;

•	Summary of marketing and sales activities, including copies of marketing and sales literature; and

•	activities of the sublicensees, if any.
7.3	LICENSEE also will report to TomoTherapy in its immediately subsequent progress report the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country.

7.4	Beginning with the quarter following First Commercial Acceptance, LICENSEE will provide quarterly royalty reports and payments to TomoTherapy on or before each February 28, May 31, August 31, and November 30 of each year. If there were no Sale of Licensed Products or Licensed Services, the report will state that. Royalty reports will be signed by LICENSEE’s General Manager or chief financial officer, or their designee, attesting to the accuracy of the report. Each such royalty report will cover the most recently completed calendar quarter (October through December covered in the February 28th report, January through March in the May 31st report, April through June in the August 31st report, and July through September in the November 30th report) and will show:
7.4.1	the gross invoice prices and Net Sales of Licensed Products or Licensed Services Sold or otherwise exploited by LICENSEE and its sublicensees during the most recently completed calendar quarter;
7.4.2	the number of Licensed Products or Licensed Services Sold or otherwise exploited by LICENSEE and its sublicensees during the most recently completed calendar quarter;

7.4.3	the place of manufacture of Licensed Products or practice of Licensed Services;

7.4.4	the royalties, in U.S. dollars, payable hereunder with respect to Net Sales;

7.4.5	the method used to calculate the royalty, specifying all deductions taken and the dollar amount of each such deduction; and

7.4.6	the exchange rates used, if any.
7.5	LICENSEE will provide TomoTherapy with an annual statement of royalty accounts within sixty (60) days after the financial closing of LICENSEE’s fiscal year. TomoTherapy will protect such statements, and any of the other reports provided to TomoTherapy pursuant to Article 7, as Proprietary Information and not disseminate them unless required by law or permitted by this Agreement. If a disclosure is required by law, TomoTherapy will give LICENSEE the opportunity to seek a protective order preventing or limiting such disclosure.

8.	BOOKS AND RECORDS

8.1	LICENSEE will keep books and records accurately showing all payments due TomoTherapy and all Licensed Products and Licensed Services manufactured (including place of manufacture), used, offered for Sale, imported, and/or Sold under the terms of this Agreement. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to inspection by representatives or agents of TomoTherapy at reasonable times and upon reasonable prior notice to determine their accuracy and assess LICENSEE’s compliance with the terms of this Agreement.

8.2	The fees and expenses of representatives of TomoTherapy performing such an examination will be borne by TomoTherapy. If, however, an underpayment error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, LICENSEE will bear the reasonable costs associated with the examination and will remit such underpayment to TomoTherapy within thirty (30) days of the examination result.
8.3	LICENSEE will provide TomoTherapy with an annual audited financial statement of LICENSEE, including at a minimum a balance sheet and operating statement or LICENSEE’s annual report, and TomoTherapy will treat such reports as Proprietary

Information to the extent the same is not part of a public filing. Such statement will be due to TomoTherapy within one hundred twenty (120) days following the close of LICENSEE’s fiscal year to which such statement relates.

9.	LIFE OF THE AGREEMENT

9.1	Unless otherwise terminated by operation of law, Paragraph 9.2, or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of last of the Patent Rights licensed hereunder, at which point this Agreement will expire.

9.2	This Agreement will terminate at TomoTherapy’s option upon the filing of a petition for relief under the United States Bankruptcy Code by LICENSEE. If the bankruptcy petition is filed against LICENSEE by a third party, LICENSEE has sixty (60) days from the date of the petition to have such third-party bankruptcy filing dismissed. If at the end of the sixty (60) day period, LICENSEE fails to have the third party filing dismissed, this Agreement will terminate.

9.3	Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles: Article 2 (DEFINITIONS), Article 5 (FEES, ROYALTIES, AND PAYMENTS), Article 8 (BOOKS AND RECORDS), Article 9 (LIFE OF THE AGREEMENT), Article 11 (DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION), Article 14 (USE OF NAMES AND TRADEMARKS), Article 15 (LIMITED WARRANTY), Article 16 (INDEMNIFICATION), Article 17 (INSURANCE), Article 21 (NOTICES), Article 22 (GOVERNING LAWS; VENUE; ATTORNEYS’ FEES), and Article 28 (PROPRIETARY INFORMATION), subject to any time limitations set forth in those Articles. Notwithstanding anything herein to the contrary, LICENSEE shall have no obligation to pay any amount under this Agreement unless such amount was due and owing prior to the termination or expiration of this Agreement.
9.4	The termination or expiration of this Agreement will not relieve LICENSEE of its obligation to pay any fees, royalties, and reimbursements for foreign filing costs, or other payments owed to TomoTherapy at the time of such termination or expiration and will not impair any accrued right of TomoTherapy.

10.	TERMINATION

10.1	Termination by TomoTherapy: If LICENSEE fails to perform any material term or covenant of this Agreement, except for failure to meet a performance obligation which is specifically addressed in Paragraph 6.2, TomoTherapy may give written notice to LICENSEE that if LICENSEE has not cured such failure within sixty (60) days after the effective date of receipt of the notice, this Agreement will terminate at the end of such sixty- (60) day period or at the end of such longer period as may be set forth in TomoTherapy’s notice.

10.2	Termination by LICENSEE: LICENSEE will have the right at any time to terminate this Agreement by providing a Notice of Termination to TomoTherapy and paying any outstanding fees owed TomoTherapy. Termination of this Agreement will be effective sixty (60) days after the date such notice takes effect.

10.3	This Agreement will terminate, effective ten (10) days after the effective date of notice by TomoTherapy, if LICENSEE is dissolved or liquidated.

11.	DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

11.1	Upon termination of this Agreement pursuant to Article 10 (TERMINATION), LICENSEE may Sell all previously made or partially made Licensed Products (and such partially made Licensed Products may be completed prior to Sale), but will not make or Sell additional Licensed Products, provided, however, that the Sale of such Licensed Products will be subject to the terms of this Agreement including, but not limited to, the payment of earned royalties at the rates and at the times provided herein and the rendering of reports in connection therewith LICENSEE will also be permitted to provide Licensed Services for so long as is reasonably necessary to complete those contractual obligations of LICENSEE accruing prior to termination or expiration of this Agreement, provided that LICENSEE’s providing of such Licensed Services will be subject to the terms of this Agreement, including, but not limited to, the payment of earned royalties at the rates and at the times provided herein and the rendering of reports in connection herewith.

11.2	Within thirty (30) days after termination of this Agreement by either Party pursuant to Article 10 (TERMINATION), LICENSEE will provide TomoTherapy with a written inventory of all Licensed Products in process of manufacture or in stock on the date of termination. LICENSEE may complete Licensed Products in the process of manufacture at the time of termination, and may dispose of Licensed Products provided that LICENSEE pays royalties to TomoTherapy on such dispositions.

11.3	Upon termination of this Agreement pursuant to Article 10 (TERMINATION), LICENSEE may not practice Licensed Methods after the date of termination of this Agreement except as necessary to complete the manufacture of Licensed Products as permitted under Paragraph 11.2 and to provide Licensed Services as described in Paragraph 11.1.

12.	PATENT PROSECUTION AND MAINTENANCE

12.1	Either LLNS or TomoTherapy will prosecute patent applications and maintain patents licensed under this Agreement. LICENSEE and TomoTherapy will review and amend Exhibit A (LICENSED PATENTS) in this License from time to time so that the amended list of Licensed Patents will be those that both Parties believe are necessary for commercialization of Licensed Products, subject always to agreement by LLNS and inclusion of such patents as licensed patents in the Underlying License. The cost to file and prosecute U.S. Licensed Patents will be as follows:
12.1.1	Category 1 Patents: LICENSEE will reimburse TomoTherapy $[ * ] for each Category 1 Patent required for commercialization in the Particle and Radiotherapy Field of Use as set forth in this Agreement as of the Effective Date. Payment for those Category 1 Patents will be made following the successful completion and testing of the sub-scale prototype. To the extent LICENSEE is granted either or both of the Commercial DWA or National Security Fields of Use and additional Category 1 Patents are added as a result, LICENSEE shall be responsible for paying for any such patents in accordance with the terms of the Underlying License as amended.

12.1.2	Category 2 Patents: LICENSEE may be required to pay an additional fee for Category 2 Patents added to this License.

12.1.3	Category 3 Patents LICENSEE is responsible for prosecution costs of U.S. patents.
12.2	As the party solely responsible for the commercialization of the Invention, LICENSEE will pay all of the expenses associated with patent interferences, patent appeals to the USPTO Board of Appeals, patent appeals to a Federal Court, patent re-examinations, and patent re-issues, as long as the Licensed Patent remains on Exhibit A (LICENSED PATENTS) and LICENSEE maintains its exclusive license.

12.3	LICENSEE may request foreign rights in Licensed Patents, if such rights are available. LICENSEE must request such rights in writing, and specify the countries in which it wants rights, within six (6) months after the filing date of the U.S. applications. Failure to request such rights will be considered an election not to seek foreign rights. TomoTherapy or LLNS may file patent applications at its own expense in any country in which LICENSEE has not elected to secure foreign rights, and LICENSEE has no rights to any such foreign applications and resultant patents, unless such foreign rights are still available and LICENSEE pays for such rights.

12.4	All costs of preparing, filing, prosecuting, and maintaining foreign patent applications and patents covering the Inventions listed in Exhibit A (LICENSED PATENTS) will be borne by LICENSEE, subject to the terms of this Agreement. All such patents will be held in the name of LLNS. The costs of any interferences and oppositions for foreign patents will be considered prosecution expenses and also will be borne by LICENSEE. An advance fee (Fee) will be invoiced to LICENSEE by TomoTherapy for any future foreign filing of Licensed Patents listed in Exhibit A (LICENSED PATENTS). TomoTherapy is authorized to pay the incurred fees from the Fee. As evidence of expenses incurred, TomoTherapy will supply invoices for foreign filing requested by LICENSEE to LICENSEE. TomoTherapy shall credit to LICENSEE any remaining balance of the Fee not used for foreign filing expenses incurred. The Fee is not an advance against any other fees or royalties due TomoTherapy under this Agreement

12.5	The preparation, filing, and prosecution of foreign patent applications, as well as the maintenance of the resulting patents, shall be at the expense of LICENSEE. TomoTherapy shall invoice LICENSEE for payment of costs for foreign patent application preparation, filing, prosecution, and maintenance. If such payment is not received within ninety (90) days, such foreign license rights shall be excluded from this license agreement, unless such foreign license rights are still available and LICENSEE pays for such rights. TomoTherapy shall not be liable in any manner for the loss of such foreign license rights arising due to LICENSEE’s failure to pay such fees on a timely manner. Any overpayments by LICENSEE for foreign patent filing and maintenance costs shall be credited towards LICENSEE’s future foreign patent cost obligations.

12.6	Notwithstanding any previous payment of fees or election to pursue such rights, LICENSEE may, at its sole discretion, terminate its license to any foreign patent application(s) or patent(s), and its obligation to pay any further costs for those corresponding foreign rights, upon thirty (30) days written notice to TomoTherapy. TomoTherapy, LLNS or the U.S. Government may, at their sole discretion and expense, continue prosecution and/or maintenance of any patents or applications for which LICENSEE has relinquished rights.

13.	PATENT INFRINGEMENT

13.1	In the event that LICENSEE learns of infringement that it believes may have potential commercial significance to any Licensed Patent, LICENSEE will provide TomoTherapy (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). TomoTherapy will use reasonable efforts to abate an any infringing activity of commercial significance to LICENSEE. Notwithstanding the foregoing, as between TomoTherapy and LICENSEE, TomoTherapy retains the sole and exclusive right to institute any suit of infringement against an infringer. TomoTherapy shall have the right to terminate this Agreement immediately without the obligation to provide 60 days’ notice as set forth in

Paragraph 10.1 if LICENSEE notifies a third party in writing of infringement, puts such third party on notice in writing of the existence of any Patent Rights with respect to such infringement or otherwise takes any action to enforce the Licensed Patents.

13.2	If TomoTherapy does institute suit for patent infringement, LICENSEE shall cooperate with TomoTherapy. TomoTherapy shall reimburse LICENSEE for any reasonable out-of-pocket costs incurred by LICENSEE in providing such cooperation.

13.3	Any recovery or settlement received in connection with any suit will belong to TomoTherapy.

14.	USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either Party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other Party or LLNL or LLNS (including a contraction, abbreviation or simulation of any of the foregoing). Unless consented to in writing by LLNL or LLNS, the use by LICENSEE of the name “Lawrence Livermore National Laboratory” by LICENSEE in advertising, publicity, or other promotional activities is expressly prohibited. Unless consented to in writing by TomoTherapy, the use by LICENSEE of the name “TomoTherapy” by LICENSEE in advertising, publicity, or other promotional activities is expressly prohibited.

15.	LIMITED WARRANTY

15.1	TomoTherapy warrants to LICENSEE that it has the lawful right to grant this sublicense.

15.2	Except as expressly set forth in this Agreement, the licenses and the associated Invention, Patent Rights, Licensed Products, Licensed Services, and Licensed Methods are provided by TomoTherapy WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. TOMOTHERAPY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT

RIGHTS, LICENSED PRODUCTS, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

15.3	Nothing in this Agreement is or will be construed as:
15.3.1	a warranty or representation by TomoTherapy as to the validity, enforceability, or scope of any Patent Rights; or

15.3.2	a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

15.3.3	an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 13 (PATENT INFRINGEMENT); or

15.3.4	conferring by implication, estoppel, or otherwise any license or rights under any patents or other rights of TomoTherapy other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

15.3.5	an obligation to furnish any New Developments, know-how, technology, or technological information not provided in Patent Rights.
15.4	LIMITATION OF LIABILITY – TOMOTHERAPY, LLNL, LLNS OR DOE WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT, FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF TOMOTHERAPY, LLNL, LLNS OR DOE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.	INDEMNIFICATION

LICENSEE will, and will require its sublicensees to (to the extent permitted by Federal or applicable State law without the consent of a legislative body, an elected official, or governmental unit), indemnify, hold harmless, and defend TomoTherapy, LLNS, LLNL, DOE, their officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of any invention claimed in the patent under Patent Rights (including the Licensed Products, Licensed Services, and Licensed Methods contemplated thereunder) and their employers against any and all amounts paid pursuant to any claims, suits, losses, damage, costs, fees, and expenses alleging that any Licensed Product or Licensed Service infringes the intellectual property of another party or has injured any other party. TomoTherapy will, and will require all other parties to be indemnified pursuant to this paragraph, immediately surrender to LICENSEE the prosecution or defense of any such claim or suit, and LICENSEE will pay any and all costs, including reasonable attorneys’ fees, incurred by TomoTherapy in enforcing this indemnification. This indemnification will include, but will not be limited to, any product liability.
17.	INSURANCE

17.1	LICENSEE will insure its activities relating to this Agreement at its own cost with an insurance company reasonably acceptable to TomoTherapy. LICENSEE will obtain, keep in force, and maintain insurance as follows with an insurance company reasonably acceptable to TomoTherapy or an equivalent program of self-insurance: Comprehensive or Commercial Form General Liability Insurance, including contractual liability and product liability, with coverage as follows:
17.1.1	Each occurrence coverage of not less than Five Million Dollars ($5,000,000); and

17.1.2	Product Liability Insurance: Completed operations aggregate coverage of not less than Ten Million Dollars ($10,000,000); and

17.1.3	Personal and Advertising Injury: Coverage of not less than Five Million Dollars ($5,000,000); and

17.1.4	General Aggregate (Commercial Form only): Coverage of not less than Ten Million Dollars ($10,000,000).
17.2	These coverages do not limit the liability of LICENSEE to TomoTherapy in any way. LICENSEE will provide TomoTherapy, upon request, with certificates of insurance or self-insurance, including renewals that show compliance with these requirements. LICENSEE’s failure to maintain such required insurance will be considered a material breach of this Agreement.

17.3	If the required insurance is written on a claims-made form, coverage must provide a retroactive date of placement before or coinciding with the Effective Date of this Agreement.

17.4	LICENSEE will maintain the general liability insurance specified in this Article 17 during the period that the Licensed Patents of TomoTherapy are being used and/or Licensed Products are being sold or otherwise commercially distributed by LICENSEE, and for a period of not less than three (3) years thereafter.

17.5	LICENSEE’s insurance coverage must:
17.5.1	Provide for at least thirty (30) days advance written notice to TomoTherapy of cancellation or any modification; and

17.5.2	Indicate that DOE, LLNS, LLNL, TomoTherapy, and their respective officers, employees, students, and agents, are endorsed on the policy as additional insureds; and

17.5.3	Include a provision that the coverage is primary and does not participate with or is in excess of any valid and collectible insurance, program, or self-insurance carried or maintained by TomoTherapy.
18.	WAIVER

18.1	No provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is made in writing and signed by the waiving or consenting Party.

18.2	Failure on the part of either Party to exercise or enforce any right of such Party under this Agreement will not be a waiver by such Party of any right, or operate to bar the enforcement or exercise of the right at any time thereafter.

19.	ASSIGNABILITY

19.1	This Agreement is binding on and inures to the benefit of TomoTherapy, its successors and assigns, but is personal to LICENSEE. Except as provided in Paragraph 19.2, any assignment of this Agreement for any reason including but not limited to merger or sale of majority assets is at the sole discretion of TomoTherapy and requires prior written consent of TomoTherapy, which will not be unreasonably withheld. Except as provided in Paragraph 19.2, should TomoTherapy approve such assignment, LICENSEE will pay TomoTherapy an Assignment Fee as set forth in Exhibit C (FEES AND ROYALTIES) of this Agreement

19.2	Notwithstanding Paragraph 19.1 above, an assignment to a wholly-owned United States subsidiary of LICENSEE will not require the consent of TomoTherapy or the payment of an Assignment Fee.

20.	LATE PAYMENTS

In the event that royalty payments, fees, or other monies owed to TomoTherapy are not received by TomoTherapy when due, LICENSEE will pay to TomoTherapy interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by TomoTherapy. Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of TomoTherapy due to such late payment. LICENSEE will pay any reasonable costs incurred by TomoTherapy in collecting late payments.

21.	NOTICES

21.1	Any notice or payment required to be given to either Party will be deemed to have been properly given and to be effective:

21.1.1	on the date of delivery if delivered in person; or

21.1.2	on the date of mailing if mailed by first-class certified mail, postage paid; or

21.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment;
to the respective addresses given below, or to another address as designated in writing by the Party changing its address.

In the case of LICENSEE:	Advanced Acceleration, Inc.
1240 Deming Way
Madison, WI 53717
Attention: General Manager

In the case of TomoTherapy:	TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717
Attention: Chief Executive Officer
22.	GOVERNING LAWS; VENUE; ATTORNEYS FEES

22.1	The Parties will attempt to jointly and promptly resolve any disputes arising from this Agreement. If the Parties are unable to resolve a dispute within a reasonable time from one Party’s written notice to the other that dispute resolution has begun, then either Party may commence proceedings in a court of competent jurisdiction.

22.2	THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

23.	PATENT MARKING

LICENSEE will mark all Licensed Products and their containers that are made, used, Sold, or otherwise disposed of under this Agreement in accordance with applicable patent marking laws.

24.	GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved, permitted, or registered with any governmental agency, LICENSEE will assume all legal obligations to do so. LICENSEE will notify TomoTherapy if LICENSEE becomes aware that this Agreement is subject to a United States or foreign government reporting, permitting, or approval requirement. LICENSEE will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting, permitting, or approval process, unless otherwise specified in this Agreement.

25.	COMPLIANCE WITH LAWS

25.1	LICENSEE will comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale, or import of the Licensed Products, Licensed Services, or practice of the Licensed Method.

25.2	LICENSEE will comply with all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR).

25.3	LICENSEE will manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used or Sold.

25.4	TomoTherapy will provide reasonable assistance to LICENSEE, at LICENSEE‘s expense, in completing any applications or seeking any approvals of the type described in this Article 25.

26.	FORCE MAJEURE

26.1	Except for LICENSEE‘s obligation to make any payments to TomoTherapy hereunder, the Parties will not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts, orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national, or state emergency; power failure and power outages; acts of terrorism; strike; and war.

26.2	Either Party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either Party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned in Paragraph 26.1, where such identified cause has prevented the performance of its obligations for a consecutive period of one (1) year

26.3	In the event that an event described in Paragraph 26.1 occurs, the Parties agree that any time-sensitive obligations, including, without limitation, the Performance Obligations set forth in Exhibit E and the payment of minimum annual royalties set forth in Exhibit C, shall be tolled for a mutually agreed upon time, taking into account the nature of the occurrence, but in no event, for a time period shorter than the duration of the event giving rise to such tolling.

27.	UNITED STATES PREFERENCE

LICENSEE agrees that any Licensed Products embodying the Invention or produced through the use thereof will be manufactured substantially in the United States.

28.	PROPRIETARY INFORMATION

Other than as specified hereunder, the terms of this Agreement shall be considered proprietary information (“Proprietary Information”). TomoTherapy shall not disclose the royalties paid, royalty reports, or development reports submitted by LICENSEE, or any of the information contained in those reports, without LICENSEE‘s prior written consent, except that TomoTherapy may disclose all such information to LLNS in accordance with its obligations under the Underlying License. Either party may disclose the terms of this Agreement to the extent required by law, including but not limited to any applicable securities laws and regulations.

29.	MISCELLANEOUS

29.1	The headings of the several sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

29.2	No amendment or modification of this Agreement will be valid or binding upon the Parties unless made in writing and signed on behalf of each Party.

29.3	This Agreement with the attached Exhibits A, B, C, D and E embodies the entire understanding of the Parties and supersedes all previous communications, representations, or understandings, whether oral or written, between the Parties relating to the subject matter hereof.

29.4	If any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

29.5	No provisions of this Agreement are intended or will be construed to confer upon or give to any person or entity other than TomoTherapy and LICENSEE any rights, remedies, or other benefits under, or by reason of, this Agreement.

29.6	In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.
     In witness whereof, both TomoTherapy and LICENSEE have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

TOMOTHERAPY INCORPORATED		COMPACT PARTICLE ACCELERATION CORPORATION

By:	/s/ Frederick A. Robertson	By:	/s/ Shawn Guse

	(Signature)		(Signature)

Name:	Frederick A. Robertson	Name:	Shawn Guse

Title:	CEO	Title:	General Manager

Date signed: April 25, 2008		Date signed: April 25, 2008

EXHIBIT A — LICENSED PATENTS
CATEGORY 1 PATENTS
UNITED STATES PATENTS:

Invention
Disclosure	Patent			Filing	Issue
Number	Number	Title	Inventors	Date	Date
IL-9938	6,331,194	Process for Manufacturing Hollow Fused-Silica Insulator Cylinder	Stephen E. Sampayan, Michael L. Krogh, Steven C. Davis	07/08/97	12/18/01

IL-10368	7,173,385	Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/14/05	02/06/07
UNITED STATES PATENT APPLICATIONS:

Invention	Patent
Disclosure	Application
Number	Number	Title	Inventors	Filing Date
IL-11372	11/586,377	Single Pulse Traveling Wave Accelerator	George J. Caporaso, Scott D. Nelson	10/24/06

IL-11425	11/450,429	Bi-polar Pulse Forming Line	Mark A. Rhodes	06/09/06

IL-11482	11/586,468	Method of Controlling the Spatial Distribution of Large Electric Fields at Conductor Insulator Junctions	James Sullivan, George Caporaso, Stephen Sampayan, David M. Sanders	10/24/06

IL-11514	11/599,797	Castable Dielectric Wall Accelerator	David M. Sanders, Stephen Sampayan Non-LLNL: H.M. Stoller, Kirk Slenes	11/14/06

[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
PROVISIONAL PATENT APPLICATIONS:
[ * ]

FOREIGN PATENT APPLICATIONS:

Invention
Disclosure	International
Number	Serial Number	Title	Inventors	Filing Date
IL-10368	PCT/US05/01548	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05

IL-10368	05722455.2 EP	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05

IL-10368	2006-549689 JP	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05

IL-10368	2550552 CA	Improved Compact Accelerator	George J. Caporaso, Stephen E. Sampayan, Hugh C. Kirbie	01/18/05

IL-11372	PCT/US06/41548	Sequentially Pulsed Traveling Wave Accelerator	George J. Caporaso, Scott D. Nelson	10/24/06

IL-11482	PCT/US06/41814	Optically-Initiated Silicon Carbide High Voltage Switch	James Sullivan, George Caporaso, Stephen Sampayan, David Sanders	10/24/06

IL-11514	PCT/US06/44297	Castable Dielectric Wall Accelerator	David M. Sanders	11/14/06

IL-11585	PCT/US07/21380	Compact Accelerator for Medical Therapy	George J. Caporaso, Stephen E. Sampayan, Yu-Jiuan Chen, Steven A. Hawkins, Arthur Carl Paul	10/05/07

IL-11585	96139662 TW	Compact Accelerator for Medical Therapy	George J. Caporaso, Stephen E. Sampayan, Yu-Jiuan Chen, Steven A. Hawkins, Arthur Carl Paul	10/05/07
The following Records of Inventions (ROIs) are to be included as Category 1 Patents upon filing of the associated patent application with the USPTO.
INVENTION DISCLOSURES
[ * ]
CATEGORY 2 PATENTS
NONE CURRENTLY

CATEGORY 3 PATENTS
NONE CURRENTLY

EXHIBIT B — RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS

B.1	Rights Granted

B.1.1	Subject to the limitations set forth in this Agreement, TomoTherapy hereby grants to LICENSEE an exclusive, nontransferable (other than in accordance with the terms and conditions contained herein), royalty-bearing, license under Patent Rights (a) to make, use, Sell, offer for Sale, and import or export, subject to compliance with Article 25, Licensed Products and Licensed Services in the Current Field of Use; and (b) to practice Licensed Methods in the Current Field of Use.

B.1.2	“Current Field of Use” means Particle and Radiotherapy.
B.1.2.1	To maintain exclusivity in the Current Field of Use, LICENSEE will have to submit a commercialization plan for each particle therapy application (e.g., carbon-12, heavy ion particle, etc.) even if the plan simply involves sublicensing. The first of these commercialization plans beyond proton therapy will be required [ * ] years after First Commercial Acceptance. If LICENSEE fails to submit a commercialization plan for any particle therapy application within the required [ * ] years after First Commercial Acceptance, the Current Field of Use would be reduced to Proton and Radiotherapy.

B.1.2.2	LICENSEE shall have an option to negotiate to expand the Current Field of Use to include the Commercial DWA Field of Use, provided that LICENSEE submits a separate or supplemental commercialization plan for this broader field within three years of the Effective Date of this Agreement.

B.1.2.3	LICENSEE shall have an option to negotiate to expand the Current Field of Use to include the National Defense DWA Field of Use, provided that LICENSEE submits a separate or supplemental commercialization plan for this field of use within three years of the Effective Date of this Agreement.

B.1.2.4	All fields of use set forth in B.1.2.1 through B.1.2.3 above will be exclusive as long as LICENSEE submits an acceptable commercialization plan for that field in a timely manner, meets all Performance Obligations and otherwise complies with the terms and conditions of this Agreement, subject always to LLNS granting such rights first to TomoTherapy through the Underlying License and the terms and conditions set out from time to time in the Underlying License. Notwithstanding the foregoing, any grant of an exclusive sublicense for the National Defense DWA Field of Use shall be exclusive only until [ * ] or [ * ] years after Commercial Acceptance of a Licensed Product in that field, whichever occurs first.

B.2	Sublicensing Rights
TomoTherapy also grants to LICENSEE the right to issue sublicenses of the rights granted to it in Paragraph B.1. above to Affiliates, Joint Ventures, and third parties (“sublicensees”) in the relevant fields of use, having rights no greater than those granted to LICENSEE by TomoTherapy and to TomoTherapy by LLNS, provided that, at the time of sublicensing, LICENSEE retains exclusive rights in the relevant Field of Use for the Licensed Patents, Licensed Services, or Licensed Methods that are the subject of such sublicense. For the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under the Patent Rights unless such Affiliates and Joint Ventures are granted a sublicense.
B. 3 Rights Excluded
Rights that are not specifically granted elsewhere in this Agreement are specifically excluded from the License.
B.4	Future Rights
B.4.1	LICENSEE may make a written request to TomoTherapy to add some Category 2 Patents to this License, and TomoTherapy agrees to amend Exhibit A of this License accordingly provided that LICENSEE pays any additional fees if required, as provided in Paragraph 12.1.2 of this Agreement, and provided further that LLNS agrees to amend the Underlying License accordingly.

B.4.2	LICENSEE may make a written request to TomoTherapy to add Category 3 Patents to this Agreement for no additional license fees, and TomoTherapy agrees to amend Exhibit A of this Sublicense accordingly, provided that LICENSEE pays patenting costs in accordance with Article 12 of this License, and provided further that LLNS agrees to amend the Underlying License accordingly. To the extent that copyrightable material maybe needed to successfully commercialize the Invention, such copyrights will be included in Exhibit A.

B.4.3	At the conclusion of the CRADA, either through termination or six (6) months after completion, LICENSEE will have the opportunity to review all inventions generated during the course of the CRADA, to decide which inventions are needed to commercialize the Invention, and to seek amendment to Exhibit A to include such inventions, at which time all the future rights identified in this Section B.4 would have been listed in Exhibit A, subject to LLNS’ agreement to amend the Underlying License accordingly Other Future Rights beyond those discussed herein must be negotiated in a separate Agreement.
B.5	Performance Obligations
B.5.1	LICENSEE will develop with TomoTherapy by the completion of the DWA subscale prototype, and in consultation with LLNS, a more detailed schedule (Exhibit D “SCHEDULE”) that provides dates for each of the following obligations. To maintain exclusivity, specific dates must be mutually agreed to by TomoTherapy and LICENSEE and LLNS by the later of [ * ] or that date when the DWA subscale prototype is completed (“DWA Subscale Completion”). This Agreement must be amended with the SCHEDULE within sixty (60) days of the DWA Subscale Completion. It is expected that the SCHEDULE will be updated at least once annually using a form provided in the SCHEDULE during the course of the CRADA as new information is developed. Both parties signing the updated SCHEDULE form will be considered an amendment to the SCHEDULE.
B.5.1.1	A [ * ] milestone that is related to the full-scale development of the DWA

B.5.1.2	The estimated time after the successful testing of the full-scale DWA when the first therapy system incorporating the DWA will be installed at a location to be determined by the Parties.

B.5.1.3	The date when LICENSEE will submit the required Federal Drug Administration (“FDA”) notification/application

B.5.1.4	The date when LICENSEE will achieve First Commercial Acceptance, estimated to be one year after FDA approval
B.5.1.5	A mutually-agreed process to jointly amend the SCHEDULE

B.5.2	LICENSEE will hire or contract with the people it believes to be reasonably necessary to commercialize the DWA technology within [ * ] days of the DWA Subscale Completion.

B.5.3	LICENSEE will negotiate in good faith with TomoTherapy, and in consultation with LLNS, to locate the first prototype system at a facility.

B.5.4	LICENSEE will achieve cumulative commercial acceptances of [ * ] units of proton therapy systems three years after First Commercial Acceptance, subject to Paragraph 5.6 below.

B.5.5	Other performance obligations for applications beyond proton therapy based on LICENSEE‘s commercialization plan pursuant to Paragraphs B.1.2.1.

B.5.6	The sales requirements specified above may, by mutual written consent of LICENSEE and TomoTherapy, be amended and/or extended at the written request of LICENSEE to TomoTherapy, based upon legitimate business reasons specified in reasonable detail in such written request, subject to agreement with LLNS. TomoTherapy shall not unreasonably withhold, condition, or delay their consent to an amendment or extension provided that LICENSEE can provide a good business reason for the delay. Any delay beyond the reasonable control of LICENSEE will be deemed reasonable cause for amendment or extension of a Performance Obligation. Any delay resulting in an extension of the First Commercial Acceptance shall be accompanied by a corresponding extension of payments required of LICENSEE, including payments for milestones, earned royalties, and minimum royalties.

B.5.7	Pursuant to Paragraph 7.1, the first progress report will be due on February 28, 2009.

B.5.8	LICENSEE will proceed commercially diligently to develop, file relevant regulatory applications for and attempt to obtain relevant regulatory commercialization approvals with respect to the manufacturing, marketing, and sale of Licensed Products.

B.5.9	LICENSEE will submit a commercialization plan for applications beyond proton therapy, as provided in Paragraphs B.1.2.1 through B.1.2.3.

EXHIBIT C — FEES AND ROYALTIES
C.	1 Milestone Payments
C.1.1	As partial consideration for this Agreement, LICENSEE will pay Milestone Payments for the Particle and Radiotherapy Field of Use based on the following schedule of events:
C.1.1.1	[ * ] within thirty (30) days of the date on which the parties and LLNS all agree they have completed a working sub-scale prototype of the DWA.

C.1.1.2	[ * ] within thirty (30) days of the date on which the parties and LLNS all agree they have completed a working SiC or comparable switching prototype (which may be completed with the sub-scale prototype).

C.1.1.3	[ * ] within thirty (30) days of the date on which the parties and LLNS all agree they have completed a working full-scale prototype of the DWA.
C.1.2	As partial consideration for this Agreement, LICENSEE will pay Milestone Payments for other Fields of Use in amounts and at times to be agreed to by parties when those additional Fields of Use are granted, except that, at a minimum, in order to receive rights to the National Security DWA Field of Use, LICENSEE agrees to grant LLNS common stock in LICENSEE at a fair market value at the time of the grant of $ [ * ], such grant to be made within thirty (30) days of the date on which the parties mutually agree they have completed a working full-scale prototype of a DWA for national security applications.
C.1.3.	The Milestone Payments will not be credited against any other royalty or fee due from LICENSEE to TomoTherapy.
C.2 Earned Royalties
C.2.1	Earned Royalties on Licensed Products. In addition to the Milestone Payments, LICENSEE will pay TomoTherapy an earned royalty of [ * ]% on Net Sales of Licensed Products in the Particle and Radiotherapy Field of Use (or the Medical Field of Use should the Current Field of Use be expanded as set forth in Article B.1.2.2. above). LICENSEE will pay TomoTherapy an earned royalty of [ * ]% on Net Sales of Licensed

Products in all other Fields of Use. Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS) and Article 7 (PROGRESS AND ROYALTY REPORTS) of this Agreement.
C.2.2	Earned Royalties on Licensed Services. In addition to the Milestone Payments, LICENSEE will pay TomoTherapy an earned royalty of [ * ]% on Net Sales of Licensed Services in the Particle and Radiotherapy Field of Use (or the Medical Field of Use should the Current Field of Use be expanded as set forth in Article B.1.2.2. above). LICENSEE will pay TomoTherapy an earned royalty of [ * ]% on Net Sales of Licensed Services in all other Fields of Use. Payments of earned royalties will be in accordance with the requirements of Article 5 (FEES, ROYALTIES AND PAYMENTS) and Article 7 (PROGRESS AND ROYALTY REPORTS) of this Agreement.
C.2.3	In the event that LICENSEE grants sublicenses, LICENSEE will pay to TomoTherapy earned royalties from such sublicensing in accordance with the terms and conditions in this Agreement.
C.3	Minimum Annual Royalties for Particle and Radiotherapy Field of Use
C.3.1	Subject to the terms and conditions of this Agreement, LICENSEE will pay to TomoTherapy a minimum annual royalty for the Particle and Radiotherapy Field of Use according to the requirements of Article 5 and the schedule below. The minimum annual royalty paid to TomoTherapy during a calendar year will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

Calendar year	Minimum annual royalty	Due date
2009	$[ * ]	February 28, 2009
2010	$[ * ]	February 28, 2010
2011	$[ * ]	February 28, 2011
2012 [ * ]	$[ * ]	February 28, 2012
2013	$[ * ]	February 28, 2013
2014	$[ * ]	February 28, 2014
2015	$[ * ]	February 28, 2015
2016	$[ * ]	February 28, 2016
2017	$[ * ]	February 28, 2017 and every February 28 thereafter for the life of this Agreement

C.3.2	The dates for First Commercial Acceptance and beyond, and the corresponding minimum annual royalties starting with $[ * ], may be modified pursuant to Exhibit E (SCHEDULE). If the First Commercial Acceptance is modified to a later year, then the minimum annual royalty for the original year that had the First Commercial Acceptance would be $[ * ] more than that of the year immediately preceding the original year that had the First Commercial Acceptance. For example, if the First Commercial Acceptance has been modified to 2013, then the $[ * ] minimum annual royalty would start in 2013, and 2012 will have a minimum annual royalty of $[ * ] ($[ * ] more than the 2011 minimum annual royalty).
C.4	Minimum Annual Royalties for Other Fields of Use
Subject to the terms and conditions of this Agreement, LICENSEE will pay to TomoTherapy a minimum annual royalty for other fields of use according to a schedule to be agreed to by the Parties at the time of the grant of one or more of those fields of use.
C.5	Assignment Fee
Except as provided in Paragraph 19.2, LICENSEE will pay TomoTherapy an Assignment Fee of $ [ * ] as per Article 19 (ASSIGNABILITY) prior to such assignment being approved by TomoTherapy.

EXHIBIT D — SCHEDULE
Pursuant to Paragraph B.5.1 of Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), LICENSEE will develop with TomoTherapy by DWA Subscale completion a more detailed schedule (“SCHEDULE”) that provides for the following, each of which shall be a Performance Obligation and each of which is also subject to agreement by LLNS per the Underlying License.
D.1 Milestones

Reference	Milestone	Date
B.5.1.1	A [ * ] milestone related to DWA full-scale development	[ * ]

B.5.1.2	Installation of the first therapy system incorporating the DWA at the location to be determined by both Parties	[ * ]

B.5.1.3	Submission of required FDA notification/application	[ * ]

B.5.1.4	First Commercial Acceptance	[ * ]
D.2	Amendment Process (Reference B.5.1.5)

D.2.1	Periodic reviews of the development of both the DWA and the proton therapy system will be conducted by Parties and LLNS.

D.2.2	The Parties and LLNS will review and update this schedule during the course of the CRADA at least once annually by September 30 and amend this Agreement accordingly.

D.2.3	By the termination or completion of the CRADA, dates must be furnished, mutually agreed to by the Parties and LLNS, and entered into this License Schedule.